                                                                    Exhibit 12.1

                      AMERICAN LAWYER MEDIA HOLDINGS, INC.

         STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES



                                                             For the              For the            For the
                                                            Year Ended           Year Ended          Year Ended
                                                         December 31, 1998    December 31, 1999    December 31, 2000

Loss from continuing operations before income taxes...       $(23,159)            $(34,728)           $(29,429)

Fixed Charges:
  Interest expense....................................         22,916               24,093              25,229
  Rent expense(a).....................................          1,193                1,228               1,537

    Total fixed charges...............................       $ 24,109             $ 25,321            $ 26,766
                                                             --------             --------            --------
Earnings..............................................       $    950             $ (9,407)             (2,663)
                                                             --------             --------            --------
Ration of earnings to fixed charges...................             (b)                  (b)                 (b)


- --------------------------

(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $23,159, $34,728 and $29,429 for the twelve months ended December 31, 1998, 1999 and 2000 respectively.